As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-170387

Registration No. 333-91078

Registration No. 333-42166

Registration No. 333-42164

Registration No. 333-63501

Registration No. 333-32609

Registration No. 033-25973

Registration No. 033-21459

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COBRA ELECTRONICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-2479991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6500 West Cortland Street Chicago, IL	60707
(Address of Principal Executive Offices)	(Zip Code)

Cobra Electronics Corporation 2010 Equity Incentive Plan,

Cobra Electronics Corporation 2002 Outside Directors Stock Option Plan,

Cobra Electronics Corporation 2000 Outside Directors Stock Option Plan,

Cobra Electronics Corporation 2000 Stock Option Plan,

Cobra Electronics Corporation 1998 Stock Option Plan,

Cobra Electronics Corporation 1997 Stock Option Plan,

Cobra Electronics 1995 Stock Option Plan,

Dynascan Corporation 1988 Key Employees Nonqualified and Incentive Stock Option Plan,

Dynascan Corporation 1987 Key Employees Nonqualified and Incentive Stock Option Plan,

Dynascan Corporation 1986 Key Employees Nonqualified and Incentive Stock Option Plan,

Dynascan Corporation 1985 Key Employees Nonqualified Stock Option Plan and

Dynascan Corporation 1981 Key Employees Nonqualified and Incentive Stock Option Plan

(Full title of the plans)

Robert J. Ben Senior Vice President, Chief Financial Officer and Secretary Cobra Electronics Corporation 6500 West Cortland Street Chicago, Illinois 60707 (773) 889-8870	Copies to: Carol Anne Huff Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654 Phone: (312) 862-2000

(Name and address of agent for service and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement 333-170387 on Form S-8 registering 800,000 shares of common stock, $0.331\3 par value per share (the “Common Stock”), of Cobra Electronics Corporation (the “Company”) reserved for issuance under the Cobra Electronics Corporation 2010 Equity Incentive Plan.

•	Registration Statement 333-91078 on Form S-8 registering 25,000 shares of Common Stock reserved for issuance under the Cobra Electronics Corporation 2002 Outside Directors Stock Option Plan.

•	Registration Statement 333-42166 on Form S-8 registering 25,000 shares of Common Stock reserved for issuance under the Cobra Electronics Corporation 2000 Outside Directors Stock Option Plan.

•	Registration Statement 333-42164 on Form S-8 registering 300,000 shares of Common Stock reserved for issuance under the Cobra Electronics Corporation 2000 Stock Option Plan.

•	Registration Statement 333-63501 on Form S-8 registering 310,000 shares of Common Stock reserved for issuance under the Cobra Electronics Corporation 1998 Stock Option Plan.

•	Registration Statement 333-32609 on Form S-8 registering 600,000 shares of Common Stock reserved for issuance under the Cobra Electronics Corporation 1997 Stock Option Plan and the Cobra Electronics 1995 Stock Option Plan.

•	Registration Statement 033-25973 on Form S-8 registering 500,000 shares common stock, $0.331\3 par value per share (the “Dynascan Common Stock”), of Dynascan Corporation reserved for issuance under the Dynascan Corporation 1988 Key Employees Nonqualified and Incentive Stock Option Plan.

•	Registration Statement 033-21459 on Form S-8 registering 1,193,822 shares of Dynascan Common Stock reserved for issuance under the Dynascan Corporation 1987 Key Employees Nonqualified and Incentive Stock Option Plan, Dynascan Corporation 1986 Key Employees Nonqualified and Incentive Stock Option Plan, Dynascan Corporation 1985 Key Employees Nonqualified Stock Option Plan and Dynascan Corporation 1981 Key Employees Nonqualified and Incentive Stock Option Plan.

On August 27, 2014, the Company entered into an Agreement and Plan of Merger with Venom Electronics Holdings, Inc., a Delaware corporation (“Parent”), and Venom Electronics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), each of which is an entity controlled by Monomoy Capital Partners II, L.P., a Delaware limited partnership, and MCP Supplemental Fund II, L.P., a Delaware limited partnership, pursuant to which Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of Parent on October 8, 2014 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned in reliance on Rule 478 under the Securities Act of 1933, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 17, 2014.

COBRA ELECTRONICS CORPORATION

By:	/s/ Robert J. Ben
Name:	Robert J. Ben
Title:	Senior Vice President, Chief Financial Officer and Secretary